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                                                                      Exhibit 11

ALLIN COMMUNICATIONS CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE


      (Dollars in thousands, except per share data)

                                                       Three Months         Three Months         Nine Months           Nine Months
                                                          Ended                 Ended                Ended                 Ended
                                                       September 30,         September 30,       September 30,         September 30,
                                                           1996                  1997                1996                  1997
                                                       -------------         -------------       -------------         -------------
Net Loss                                               $     (2,096)         $      (1,992)      $      (4,609)         $    (7,736)


Accretion and dividends on preferred stock                     --                       50                --                    169
                                                       ------------          -------------       -------------          -----------

Net loss attributable to common shareholders           $     (2,096)         $      (2,042)      $      (4,609)         $    (7,905)
                                                       ============          =============       =============          ===========
Net loss per common share                              $      (0.81)         $       (0.39)      $       (1.77)         $     (1.52)
                                                       ============          =============       =============          ===========

Weighted average common and common equivalent
    shares outstanding during the period                  2,400,000              5,184,067            2,400,000           5,184,067

Effect of conversion of preferred stock
    issued within one year of the offering                  203,385                  --                 203,385               --
                                                       ------------          -------------        -------------         -----------

Shares used in calculating net loss per common
    share                                                 2,603,385              5,184,067            2,063,385           5,184,067
                                                       ============          =============        =============         ===========

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